BWXT Names Nicole W. Piasecki to Board of Directors

(LYNCHBURG, Virginia – January 3, 2024) – BWX Technologies, Inc. (NYSE: BWXT) announced today that Nicole W. Piasecki has been appointed to its board of directors effective January 2, 2024.

Piasecki spent 25 years with The Boeing Company in a number of senior leadership positions, including the role of vice president and general manager of the Propulsion Systems Division for Boeing Commercial Airplanes. She currently serves on the boards of BAE Systems and Weyerhaeuser Company. Piasecki is also a senior advisor to Mitsubishi Heavy Industries and previously chaired the board of Seattle University. Having started her career in a family-owned vertical lift R&D business, she later worked as an engineer for United Technologies before joining Boeing.

Piasecki previously has held appointments to the U.S. Federal Aviation Administration’s Management Advisory Council and the U.S. Department of Aviation’s Future of Aviation Committee.

“We are very fortunate to add someone with Nicole’s business, manufacturing and technological perspectives to our board,” said Jan Bertsch, chair of BWXT’s board of directors. “Her deep understanding of the aerospace and defense sector and experience across a variety of domestic and international markets will bring an important perspective as BWXT continues to pursue its growth goals going forward.”

Piasecki holds a bachelor’s degree in mechanical engineering from Yale University and an MBA from the Wharton School of the University of Pennsylvania.

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About BWXT
At BWX Technologies, Inc. (NYSE: BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT is a Defense News Top 100 manufacturing and engineering innovator that provides safe and effective nuclear solutions for global security, clean energy, environmental restoration, nuclear medicine and space exploration. With more than 7,000 employees, BWXT has 14 major operating sites in the U.S., Canada and the U.K. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. For more information, visit www.bwxt.com. Follow us on Linkedin, X, Facebook and Instagram.

BWXT Contacts

Media	Investors
Jud Simmons	Chase Jacobson
Senior Director, Media & Public Relations	Vice President, Investor Relations
434.522.6462 hjsimmons@bwxt.com	980.365.4300 investors@bwxt.com